                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT
                             --------------------

THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated as of 8/1/99 (the "Effective Date"), by and between McKesson HBOC, Inc. (the "Company"), a Delaware corporation with its principal office at One Post Street, San Francisco, California, and Alan Seelenfreund ("Executive").

                                   RECITALS
                                   --------

A. The Company, in its business, develops and uses certain Confidential Information (as defined in Paragraph 7(c) below). Such Confidential Information will necessarily be communicated to or acquired by Executive by virtue of his employment with the Company, and the Company has spent time, effort and money to develop such Confidential Information and to promote and increase its goodwill; and

B. The Company desires to retain the services of, and employ, Executive on its own behalf and on behalf of its affiliated companies for the period provided in this Agreement and, in so doing, to protect its Confidential Information and goodwill, and Executive is willing to accept employment by the Company on an exclusive basis for such period, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.   Employment.  Subject to the terms and conditions of this Agreement, the
     ----------
     Company agrees to employ Executive, and Executive agrees to accept employment from, and remain in the employ of, the Company for the period stated in Paragraph 3 hereof.

2.   Position and Responsibilities.  During the period of his employment
     -----------------------------
     hereunder, Executive agrees to serve the Company, and the Company shall employ Executive, as Chairman of the Board of Directors of the Company.

3.   Term and Duties.
     ---------------

     (a)  Term of Employment.  The period of Executive's employment under this
          ------------------
          Agreement shall be deemed to have commenced on the date of this Agreement and shall continue until June 30, 2001.

     (b)  Duties.  During the period of his employment hereunder and except for
          ------
          illness, reasonable vacation periods, and reasonable leaves of absence, Executive shall devote his best efforts and all his business time, attention, skill and efforts to the business and affairs of the Company and its affiliated companies, as such business and affairs now exist and as they may be hereafter changed or added to, under and pursuant to the general direction of the Board of Directors of the Company (the "Board"); provided, however, that, with the approval of
                                 --------  -------
          the Board, Executive may serve, or continue to serve, on the boards of directors of, hold any other offices or positions in, companies or organizations which, in such officer's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially affect the performance of Executive's duties pursuant to this Agreement. The Company shall retain full direction and control of the means and methods by which Executive performs the services for which he is employed hereunder. The services which are to be employed by Executive hereunder are to be rendered in the State of California, or in such other place or places in the United States or elsewhere as may be determined from time to time by the Board, but are to be rendered primarily at the Company's principal place of business at One Post Street in San Francisco, California. Unless and until otherwise mutually agreed to between the Company and Executive, Executive shall be at liberty to maintain his residence in the San Francisco Bay Area, State of California.

4.   Compensation and Reimbursement of Expenses; Other Benefits.
     ----------------------------------------------------------

     (a)  Compensation.  During the period of his employment hereunder,
          ------------
          Executive shall be paid a salary, in monthly or semi-monthly installments (in accordance with the Company's normal payroll practices for senior executive officers), at the rate of Five Hundred Thousand Dollars ($500,000.00) per year, or such higher salary as may be from time to time approved by the Board (or any duly authorized Commit-tee thereof) (any such higher salary so approved to be thereafter the minimum salary payable to Executive during the remainder of the term hereof), plus such additional incentive compensation, if any, as may be awarded to him yearly by the Board (or any duly authorized Committee thereof). For purposes of the MIP (as defined in subparagraph (c) below), for each of the Company's fiscal years ending during the term of this Agreement, Executive's Individual Target Award shall be 100% of his base salary for the applicable Year (as defined in the MIP). Executive shall also receive an automobile allowance from the Company of One Thousand Dollars ($1,000.00) per month during the term of this Agreement.

     (b)  Reimbursement of Expenses.  The Company shall pay or reimburse
          -------------------------
          Executive, in accordance with its normal policies and practices, for all reasonable travel and other expenses incurred by Executive in performing his obligations hereunder. The Company further agrees to furnish Executive with such assistance and accommodations as shall be suitable to the character of Executive's position with the Company and adequate for the performance of his duties hereunder.

     (c)  Other Benefits.  During the period of his employment hereunder,
          --------------
          Executive shall be entitled to receive all other benefits of employment generally available to other members of the Company's management and those benefits for which key executives are or shall become eligible, when and as he becomes eligible therefor, including without limitation, group health and life insurance benefits, short and long-term disability plans, deferred compensation plans, and participation in the Company's Profit-Sharing Investment Plan, Employee Stock Purchase Plan, Executive Medical Plan, 1989 Management Incentive Plan ("MIP"), 1988 Executive Survivor Benefits Plan ("ESBP"), Stock Purchase Plan and 1994 Restricted Stock and Stock Option Plan (or any other similar plan or arrangement), and the Company agrees that none of such benefits shall be altered in any manner or in such a way as to reduce any then existing entitlement of Executive thereunder.

5.   Stock Options.  Executive will be granted on or about August 16, 1999, a
     -------------
     non-qualified stock option to purchase One Million (1,000,000) shares of the Company's common stock, at a per share exercise price equal to the fair market value of a share of the Company's common stock on the date of grant (the "Grant Date"), which option will vest at the rate of fifty percent (50%) on the anniversary of the Grant Date and one hundred percent (100%) on June 30, 2001. Such option will otherwise be subject to the terms and conditions of the Company's Stock Option and Restricted Stock Plan (or any other similar plan or arrangement).

6.   Benefits Payable Upon Disability or Death.
     -----------------------------------------

     (a)  Disability Benefits.  If, during the term of this Agreement, Executive
          -------------------
          shall be prevented from properly performing services hereunder by reason of his illness or other physical or mental incapacity, the Company shall continue to pay Executive his then current salary hereunder during the period of such disability; or, if less, for a period of (12) calendar months, at which time the Company's obligations hereunder shall cease and terminate.

     (b)  Death Benefits.  In the event of the death of Executive during the
          --------------
          term of this Agreement, Executive's salary payable hereunder shall continue to be paid to Executive's surviving spouse, or if there is no spouse surviving, then to Executive's designee or representative (as the case may be) through the six-month period following the end of the calendar month in which Executive's death occurs. Thereafter, all of the Company's obligations hereunder shall cease and terminate.

     (c)  Other Plans.  The provisions of this Paragraph 6 shall not affect any
          -----------
          rights of Executive's heirs, administrators, executors, legatees, beneficiaries or assigns under the Company's Profit-Sharing Investment Plan, ESBP, Restricted Stock and Stock Option Plan (or any other similar plan or arrangement), any stock purchase plan or any other employee benefit plan of the Company, and any such rights shall be governed by the terms of the respective plans.

7.   Obligations of Executive During and After Employment.
     ----------------------------------------------------

     (a)  Noncompetition.  Executive agrees that during the term of his
          --------------
          employment hereunder, he will engage in no other business activities, directly or indirectly, which are or may be competitive with or which might place him in a competing position to that of the Company, or any affiliated company, without the prior written consent of the Board.

     (b)  Unauthorized Use of Confidential Information.  Executive acknowledges
          --------------------------------------------
          and agrees that (i) during the course of his employment Executive will have produced and/or have access to Confidential Information (as defined in subparagraph (c) hereof), of the Company and its affiliated companies, and (ii) the unauthorized use or sale of any of such confidential or proprietary information at any time would harm the Company and would constitute unfair competition with the Company. Executive promises and agrees not to engage in any unfair competition with the Company either during or after the term of this Agreement. Therefore, during and subsequent to his employment by the Company and its affiliated companies, Executive agrees to hold in confidence and not, directly or indirectly, disclose, use, copy or make lists of any such information, except to the extent expressly authorized by the Company in writing or as required by law. All records, files, drawings, documents, equipment, and the like, or copies thereof, relating to the Company's business, or the business of any of its affiliated companies, which Executive shall prepare, use, or come into contact with, shall be and remain the sole property of the Company, and shall not be removed (except to allow Executive to perform his responsibilities hereunder while traveling for business purposes or otherwise working away from his office) from the Company's or the affiliated company's premises without its prior written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. This paragraph 7(b) shall survive the termination or expiration of this Agreement.

     (c)  Confidential Information Defined.  For purposes of this Agreement,
           --------------------------------
          "Confidential Information" means all information (whether reduced to written, electronic, magnetic or other tangible form) acquired in any way by Executive during the course of his employment with the Company or any of its affiliated companies concerning the products, projects, activities, business or affairs of the Company and its affiliated companies, or the Company's or any of its affiliated company's customers, including, without limitation, (i) all information concerning trade secrets of the Company and its affiliated companies, includ-ing computer programs, system documentation, special hardware, product hardware, related software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements or inventions of the Company and its affiliated companies, (ii) all sales and financial information concerning the Company and its affiliated companies, (iii) all customer and supplier lists of the Company and its affiliated companies, (iv) all information concerning products or projects under development by the Company or any of its affiliated companies or marketing plans for any of those products or projects, and (v) all information in any way concerning the products, projects, activities, business or affairs of customers of the Company or any of its affiliated companies which was furnished to him by the Company or any of its agents or customers; provided, however, that Confidential Information does not include information which (A) becomes available to the public other than as a result of a disclosure by Executive, (B) was available to him on a non-confidential basis outside of his employment with the Company, or (C) becomes available to him on a non-confidential basis from a source other than the Company or any of its agents, creditors, suppliers, lessors, lessees or customers.

     (d)  Nonsolicitation.  Executive recognizes and acknowledges that it is
          ---------------
          essential for the proper protection of the business of the Company and its affiliated companies that Executive be restrained for a reasonable period following the termination of Executive's employment with the Company and its affiliated companies from: (i) soliciting or inducing any employee of the Company or any of its affiliated companies to leave the employ of the Company or any of its affiliated companies;
          (ii) hiring or attempting to hire any employee of the Company or any of its affiliated companies; or (iii) soliciting the trade of or trading with the customers of the Company or any of its affiliated companies for any competitive business purpose. Accordingly, Executive agrees that during the term of his employment hereunder, and for the Restricted Period thereafter following the termination of Executive's employment with the Company and its affiliated companies for any reason, Executive shall not, directly or indirectly, (x) hire, solicit, aid in or encourage the hiring and/or solicitation of, contract with, aid in or encourage the contracting with, or induce or encourage to leave the employment of the Company or any of its affiliated companies, any employee of the Company or any of its affiliated companies; and (y) solicit, aid in or encourage the solicitation of, contract with, aid in or encourage the contracting with, service, or contact any person or entity which is, or was, within three years prior to the termination of Executive's employment with the Company and its affiliated companies, a customer or client of the Company or any of its affiliated companies for the purpose of offering or selling a product or service competitive with any of those offered by the Company of any of its affiliated companies. For purposes of this Paragraph 7(d), the "Restricted Period" shall be deemed to be the longer of (i) two (2) years following termination of Executive's employment for any reason or (ii) the period during which Executive is receiving salary continuation payments hereunder. This Paragraph 7(d) shall survive the termination or expiration of this Agreement.

     (e)  Remedy for Breach.  Executive agrees that in the event of a breach or
          -----------------
          threatened breach of any of the covenants contained in this Paragraph 7, the Company shall have the right and remedy to have such covenants specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any material breach of any of the covenants will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

8.   Termination.
     -----------

     (a)  For Cause.  Notwithstanding anything herein to the contrary, the
          ---------
          Company may, without liability, terminate Executive's employment hereunder for Cause (as defined below) at any time upon written notice from the Board (or any duly authorized Committee thereof) specifying such Cause, and thereafter, the Company's obligations hereunder shall cease and terminate; provided, however, that such written notice shall
                               --------  -------
          not be delivered until after the Board (or any duly authorized Committee thereof) shall have given Executive written notice specifying the conduct alleged to have constituted such Cause and Executive has failed to cure such conduct, if curable, within fifteen
          (15) days following receipt of such notice. As used herein, the term "Cause" shall mean (i) Executive's willful misconduct, habitual neglect, dishonesty or other intentional actions (or failures to act) which are materially and demonstrably injurious to the Company, or

          (ii) a material breach by Executive of one or more terms of this Agreement.

     (b)  Arbitration Required to Confirm Cause.  In the event of a termination
          -------------------------------------
          for Cause pursuant to subparagraph (a) above, the Company shall continue to pay Executive's then current compensation as specified in this Agreement until the issuance of an arbitration award affirming the Company's action. Such arbitration shall be held in accordance with the provisions of Paragraph 10(d) below. In the event the award upholds the action of the Company, Executive shall promptly repay to the Company any sums received pursuant to this subparagraph 8(b), following termination of employment.

     (c)  Other than for Cause; Performance, Reorganization.  Notwithstanding
          -------------------------------------------------
          anything herein to the contrary, the Company may also terminate Executive's employment (without regard to any general or specific policies of the Company relating to the employment or termination of its employees) (i) should Executive fail to perform his duties hereunder in a manner satisfactory to the Board, provided that Executive shall first be given written notice of such unsatisfactory performance and a period of ninety (90) days to improve such performance to a level deemed acceptable to the Board, (ii) should Executive's position be eliminated as a result of a reorganization or restructuring of the Company or any of its affiliated companies or
          (iii) for any other reason or reasons.

     (d)  Obligations of the Company on Termination of Employment.
          -------------------------------------------------------

          i) If the Company terminates Executive's employment pursuant to subparagraph 8(a) above and the Company's action is affirmed as specified in subparagraph 8(b) above or Executive terminates his employment with the Company other than for Good Reason (as defined in subparagraph (d)(iii)), then all of the Company's obligations hereunder shall immediately cease and terminate. Executive shall thereupon have no further right or entitlement to additional salary, incentive compensation payments or awards, or any perquisites from the Company whatsoever, and Executive's rights, if any, under the Company's employee and executive benefit plans shall be deter-mined solely in accordance with the express terms of the respective plans;

          ii) If the Company terminates Executive's employment pursuant to subparagraph 8(c) above or Executive terminates his employment with the Company for Good Reason prior to the expiration of this Agreement, then in lieu of any benefits payable pursuant to the Company's Executive Severance Policy (so long as the compensation and benefits payable hereunder equal or exceed those payable under said Policy) and in complete satisfaction and discharge of all of its obligations to Executive hereunder, the Company shall, provided Executive is not in breach of the provisions of Paragraph 7 hereof, and except as provided in Paragraph 10(c) below, (A) continue Executive's then base salary, without increase, for the remainder of the term of this Agreement, (B) continue Executive's incentive award compensation under the terms of the Company's MIP for each fiscal year ending with or within the term of this Agreement, such MIP awards to be equal, in each case, to Executive's Individual Target Award existing at the time of his termination of employment, (C) accelerate the vesting of all stock options granted to Executive, (D) continue Executive's automobile allowance until the expiration date of this Agreement and (E) terminate Executive's participation in the Company's tax-qualified profit-sharing plans and stock purchase plans, pursuant to the terms of the respective plans, as of the date of Executive's termination of employment.

          iii) For purposes of this Agreement, "Good Reason" shall mean any of the following actions, if taken without the express written consent of Executive, (A) any material change by the Company in Executive's functions, duties or responsibilities, which change would cause Executive's position with the Company to become of less dignity, responsibility, importance, or scope as compared to the position and attributes that applied to Executive as of the Effective Date; (B) any significant reduction in Executive's base salary, other than a reduction effected as part of an across-the-board reduction affecting all executive employees of the Company;
               (C) any material
               failure by the Company to comply with any of the provisions of the Agreement; (D) the Company's requiring Executive to be based at any office or location more than 25 miles from the office at which Executive is based as of the Effective Date, except for travel reasonably required in the performance of Executive's responsibilities; or (E) any failure by the Company to obtain the express assumption of the Agreement by any successor or assign of the Company.

9.   Excise Tax Payment.
     ------------------

     (a) If, during the term of this Agreement, the benefits received by Executive hereunder (the "Total Payments") are subject to the excise tax provision set forth in Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (the "Excise Tax"), the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the benefits received hereunder and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

     (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be deter-mined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Paragraph 9(b)), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

     (c) In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within fifteen (15) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within fifteen (15) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

10.  General Provisions.
     ------------------

     (a) Executive's rights and obligations hereunder shall not be transferable by assignment or otherwise. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor surviving or resulting corporation, or other entity to which such assets shall be transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company.

     (b) This Agreement (together with the Termination Agreement between the parties of even date herewith) and the rights of Executive with respect to the benefits of employment referred to in Paragraph 4(c) constitute the entire agreement between the parties hereto in respect of the employment of Executive by the Company. Nothing whatsoever in this Agreement shall diminish, impair, or in any manner adversely affect Executive's right to receive any benefits that Executive had accrued or to which he was otherwise entitled as of the date immediately prior to the Effective Date as a result of his previous employment by, or retirement from, the Company.

     (c) In the event Executive's employment with the Company shall terminate under circumstances otherwise providing Executive with a right to benefits under both Section 5 of the Termination Agreement and Paragraph 8(d)(ii) of this Agreement, Executive shall be entitled to receive the greater of the benefits provided therein or herein,
                      -------
          calculated individually, without duplication.

     (d) Any dispute, controversy or claim arising under or in connection with this Agreement, or the breach hereof, other than any dispute, controversy claim or breach arising under Paragraph 7 of this Agreement, shall be settled exclusively by arbitration in accordance with the Rules of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. Any arbitration held pursuant to this paragraph in connection with any termination of Executive's employment shall take place in San Francisco, California at the earliest possible date. If any proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach thereof, the prevailing party shall be entitled to reasonable attorneys fees and necessary costs and disbursements, not to exceed in the aggregate one percent (1%) of the net worth of the other party, in addition to any other relief to which he or it may be entitled.

     (e) Executive expressly relinquishes any rights to renewed participation in the Company's 1984 Executive Benefit Retirement Plan.

     (f) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability hereof shall not be affected thereby.

     (g) This Agreement may not be amended or modified except by a written instrument executed by the Company and Executive.

     (h) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of California without regard to its principles of conflict of laws.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              McKESSON HBOC, INC.
                                              A Delaware Corporation


                                              By /s/ Ivan D. Meyerson
                                                 ------------------------
                                                  Senior Vice President

ATTEST:

/s/ Kristina Veaco                      /s/ Alan Seelenfreund
------------------------------          ---------------------------------
  Assistant Secretary                   Executive


By the Authority of the
Board of Directors
of McKesson HBOC, Inc.
on July 12, 1999.